Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-17642, 33-45131, 33-45132, 33-62863, 33-64860, 33-72494, 33-77586, 33-77590, 333-74873, 333-68103, 33-61089, 333-28009, 333- 89127, 333-101328, 333-111487, 333-111488, 333-122942, 333-130734) and Form S-3 (No. 333-90560) of Intervoice, Inc. of our report dated December 19, 2005 relating to the financial statements of the Edify Business Unit, a wholly owned business unit of S1 Corporation, which appears in the Current Report on Form 8-K/A of Intervoice, Inc. dated December 30, 2005, as amended March 15, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Orange County, California
March 15, 2006